JETBLUE AIRWAYS REPORTS MAY TRAFFIC

New York, NY (June 12, 2017) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for May 2017. Traffic in May increased 3.8 percent from May 2016, on a capacity increase of 3.7 percent.

Load factor for May 2017 was 84.7 percent, an increase of 0.1 points from May 2016. JetBlue’s preliminary completion factor was 97.4 percent and its on-time (1) performance was 67.2 percent. For the second quarter of 2017 JetBlue continues to expect revenue per available seat mile (RASM) to increase between 4.0 and 6.0 percent compared to the second quarter of 2016.
JETBLUE AIRWAYS TRAFFIC RESULTS

	May 2017	May 2016	% Change
Revenue passenger miles (000)	3,986,132	3,838,752	3.8%
Available seat miles (000)	4,704,410	4,537,104	3.7%
Load factor	84.7%	84.6%	0.1 pts.
Revenue passengers	3,402,018	3,244,635	4.9%
Departures	30,008	28,852	4.0%
Average stage length (miles)	1,061	1,081	(1.9)%

	Y-T-D 2017	Y-T-D 2016	% Change
Revenue passenger miles (000)	19,453,288	18,575,026	4.7%
Available seat miles (000)	23,052,788	22,038,078	4.6%
Load factor	84.4%	84.3%	0.1 pts.
Revenue passengers	16,570,359	15,492,396	7.0%
Departures	145,746	137,838	5.7%
Average stage length (miles)	1,076	1,104	(2.5)%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 38 million customers a year to 101 cities in the U.S., Caribbean, and Latin America with an average of 1,000 daily flights. For more information please visit jetblue.com.

CONTACTS

JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com